Filed Pursuant to Rule 433
Registration No. 333-166309
May 7, 2010
Mechel OAO
$228,750,000
30,500,000 Preferred ADS
Representing 15,250,000 Preferred Shares

Issuer:	Mechel OAO

Selling Shareholders:	James C. Justice II, James C. Justice Companies Inc., James C. Justice III and Jillean L. Justice

Securities:	30,500,000 Preferred ADSs representing 15,250,000 Preferred Shares

Size:	$228,750,000

Over-allotment option:	the Selling Shareholders have granted the bookrunners the right for a period of 30 days to purchase up to an additional 4,500,000 Preferred ADSs solely to cover over-allotments, if any.

Lock-up Period:	the Issuer, the Selling Shareholders and Skyblock Limited have all agreed to extend their respective Lock-up Restricted Periods to 180 days.

Format:	SEC Registered

Initial Public Offering Price:	$7.50 per Preferred ADS

Trade date:	May 7, 2010

Settle date:	Preferred ADS: May 12, 2010

Symbol:	Preferred ADS: MTL PR (NYSE)

ISIN number:	Preferred ADS: US5838405091

CUSIP number:	Preferred ADS: 583840509

Bookrunners:	Morgan Stanley & Co. Incorporated
Renaissance Securities (Cyprus) Limited

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering.

Copies of the final prospectus relating to the Preferred ADSs offered in this offering may be obtained by contacting Morgan Stanley & Co. Incorporated, c/o Prospectus Department, 180 Varick Street 2/F, New York, NY 10014 or by email at prospectus@morganstanley.com or by contacting Renaissance Capital at (for requests from the United States) RenCap Securities, Inc., 780 3rd Avenue, 20th Floor, New York, NY 10017, USA, tel: +1 (212) 824-1099 (attention of David Kuzmanich and John Duffy) or (for requests from outside the United States) Renaissance Capital Limited, One Angel Court, Copthall Avenue, London, EC2R 7HJ, United Kingdom, tel: + 44 (20) 7367 7777 (attention of Brien McMahon and Robert Hagon)